As filed with the Securities and Exchange Commission April 1, 2025

Registration No. 333-278305

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-278305

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANDY SPRING BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1532952
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17801 Georgia Avenue

Olney, Maryland 20832

(301) 774-6400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Asbury

President and Chief Executive Officer

Atlantic Union Bankshares Corporation
as successor by merger to Sandy Spring Bancorp, Inc.

4300 Cox Road, Glen Allen, Virginia 23060
(804) 633-5031

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is being filed by Sandy Spring Bancorp, Inc., a Maryland corporation (the “Registrant”), to terminate any and all offerings under the Registration Statement on Form S-3 (No. 333-278305), filed on March 28, 2024, relating to the registration of an indeterminate amount of the Registrant’s debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts and units (the “Registration Statement”) and to deregister any and all securities registered but unsold as of the date hereof thereunder.

On April 1, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 21, 2024, by and between the Registrant and Atlantic Union Bankshares Corporation, a Virginia corporation (“Atlantic Union”), the Registrant merged with and into Atlantic Union (the “Merger”), with Atlantic Union being the surviving corporation.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of this Post-Effective Amendment all such securities registered under the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Allen, Commonwealth of Virginia, on April 1, 2025.

ATLANTIC UNION BANKSHARES CORPORATION, as successor by merger to SANDY SPRING BANCORP, INC.

By:	/s/ John C. Asbury
Name:	John C. Asbury
Title:	President and Chief Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.